July 15, 2011

Maxim Series Fund, Inc.

8515 East Orchard Road

Greenwood Village, Colorado 80111

Re:	Class L Shares

Ladies and Gentlemen:

This opinion is furnished in connection with the registration of Class L shares of the series of the Fund identified in Appendix A, attached hereto and incorporated herein (the “Maxim Portfolios”), as part of Post-Effective Amendment No. 117 to the Registration Statement (“PEA 117”) for Maxim Series Fund, Inc. (the “Fund”). PEA 117 relates to the registration under the Securities Act of 1933, as amended (the “1933 Act”), of Class L shares of the Maxim Portfolios, each of which is a series of the Fund. Class L shares include a 12b-1 fee.

I have examined the originals or copies, certified or otherwise identified to my satisfaction, of the Articles of Amendment and Restatement and the Amended and Restated By-Laws of the Fund, each as amended to date; Articles Supplementary of the Fund establishing the new share class; the resolutions adopted by the Board of Directors of the Fund relating to the authorization and issuance of the new share class for the Maxim Portfolios, the Registration Statement and any amendments or supplements thereto; PEA 117; and certificates and such other documents, instruments and records as I have deemed necessary or appropriate as a basis to render this opinion. For purposes of the foregoing, I have assumed the genuineness of all signatures and the conformity to the original of all copies.

Based on and subject to the foregoing, I am of the opinion that the Class L shares of the Maxim Portfolios to be issued pursuant to the Registration Statement, when issued in accordance with the Registration Statement, and the Fund’s Articles of Amendment and Restatement and Amended and Restated By-Laws, subject to compliance with the 1933 Act, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Registration Statement. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules or regulations of the Commission.

Very truly yours,

/s/ Beverly A. Byrne

Beverly A. Byrne
Chief Legal Counsel & Chief Compliance Officer

Maxim Series Fund, Inc.

8515 East Orchard Road

Greenwood Village, Colorado 80111

Appendix A

Maxim Short Duration Bond Portfolio

Maxim U.S. Government Mortgage Securities Portfolio

Maxim Federated Bond Portfolio

Maxim Bond Index Portfolio

Maxim Loomis Sayles Bond Portfolio

Maxim Templeton Global Bond Portfolio

Maxim Loomis Sayles Small-Cap Value Portfolio

Maxim Small-Cap Value Portfolio

Maxim Ariel Small-Cap Value Portfolio

Maxim Index 600 Portfolio

Maxim Small-Cap Growth Portfolio

Maxim MidCap Value Portfolio

Maxim Ariel MidCap Value Portfolio

Maxim T. Rowe Price MidCap Growth Portfolio

Maxim T. Rowe Price Equity/Income Portfolio

Maxim Stock Index Portfolio

Maxim S&P 500® Index Portfolio

Maxim Janus Large Cap Growth Portfolio

Maxim MFS International Value Portfolio

Maxim Invesco ADR Portfolio

Maxim MFS International Growth Portfolio

Maxim Conservative Profile I Portfolio

Maxim Moderately Conservative Profile I Portfolio

Maxim Moderate Profile I Portfolio

Maxim Moderately Aggressive Profile I Portfolio

Maxim Aggressive Profile I Portfolio

Maxim Conservative Profile II Portfolio

Maxim Moderately Conservative Profile II Portfolio

Maxim Moderate Profile II Portfolio

Maxim Moderately Aggressive Profile II Portfolio

Maxim Aggressive Profile II Portfolio